UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2005

Lucent Technologies Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11639	22-3408857
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Mountain Avenue, Murray Hill , New Jersey		07974
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	908-582-8500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2005, the Board of Directors of Lucent Technologies Inc. (the "Company") approved an amendment to the Rights Agreement, also referred to as a poison pill, dated as of April 4, 1996 (as previously amended, the "Rights Agreement") between the Company and The Bank of New York, as Successor Rights Agent, by changing the Final Expiration Date (as defined in the Rights Agreement) to December 31, 2005 from March 31, 2006. As a result of this amendment, the Rights (as defined in the Rights Agreement) shall no longer be outstanding, and are not exercisable, after December 31, 2005, unless earlier exercised, redeemed or exchanged in accordance with the Rights Agreement.

Item 8.01 Other Events.

On December 21, 2005, the Board of Directors of the Company approved and adopted the following Shareholder Rights Plan Policy:

Shareholder Rights Plan Policy

The policy of the Board is that it will obtain shareholder approval of any shareholder rights plan, or poison pill. The Board will obtain such approval prior to the implementation of a shareholder rights plan, except in the following limited circumstance. If a majority of the independent members of the Board conclude that it would be detrimental to the best interests of the Company and the holders of the majority of the shares of its common stock to defer the effectiveness of a shareholder rights plan until shareholder approval of the plan can be obtained, then the Board may implement a shareholder rights plan prior to obtaining shareholder approval. In such a case, the Board will submit the shareholder rights plan to shareholders for approval at the first meeting of shareholders for which a record date passes after the adoption of the shareholder rights plan. If shareholder approval is not obtained, the shareholder rights plan would terminate not later than 30 days after the vote has been certified by the inspector of elections.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lucent Technologies Inc.

December 22, 2005	By:	/s/ Michael C. Keefe

Name: Michael C. Keefe
Title: Law Vice President, Corporate and Assistant Secretary